Exhibit 3.14

RESTATED CERTIFICATE OF LIMITED PARTNERSHIP

OF

ENERGY TRANSFER PARTNERS GP, L.P.

UNDER SECTION 17-210

This Restated Certificate of Limited Partnership of Energy Transfer Partners GP, L.P. (the “Partnership”) is executed and filed pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act (the “Act”), by Energy Transfer Partners, L.L.C., a Delaware limited liability company (the “General Partner”), as general partner of the Partnership. The General Partner does hereby certify as follows:

First: The name of the limited partnership is Energy Transfer Partners GP, L.P., organized in the State of Delaware on March 3, 2000 under the name U.S. Propane, L.P. An amendment to the Certificate of Limited Partnership was filed on February 4, 2002 to amend the address of the limited partnership’s General Partner. An amendment to the Certificate of Limited Partnership was filed on February 23, 2005 to change the name of the limited partnership to Energy Transfer Partners, GP, Limited Partnership.

Second: This Restated Certificate of Limited Partnership restates and integrates in full the Certificated of Limited Partnership.

Third: The text of the Certificate of Limited Partnership is set forth in full as follows:

1.	The name of the limited partnership is Energy Transfer Partners GP, L.P.

2.	The address of the registered office of the Partnership in the State of Delaware and the name and address of the registered agent of the Partnership required to be maintained by Section 17-104 of the Act at such address are as follows:

Name and Address of Registered Agent	Address of Registered Office

The Corporation Trust Company Corporation Trust Center 1209 Orange Street Wilmington, New Castle County, Delaware 19801	Corporation Trust Center 1209 Orange Street Wilmington, New Castle County, Delaware 19801

3.	The name and address of the General Partner of the Partnership are as follows:

Energy Transfer Partners, L.L.C.

c/o Heritage Propane

8801 South Yale Avenue, Suite 310

Tulsa, Oklahoma 74137

IN WITNESS WHEREOF, the General Partner has executed this Amended and Restated Certificate of Limited Partnership as of the 14th day of March, 2005.

GENERAL PARTNER

Energy Transfer Partners, L.L.C. A Delaware limited liability company

By:	/s/ Robert A. Burk
Name: Robert A. Burk Authorized person